Exhibit 99.1

Nordson Corporation Reports Fiscal Year 2015 First Quarter Results

  Sales grow 5 percent over prior year’s first quarter to $379 million
  Organic sales growth is 8 percent in the quarter compared to the same period a year ago
  GAAP Diluted EPS increases 28 percent over prior year’s first quarter to $0.69
  Unfavorable currency translation reduces sales by $18 million and diluted EPS by $0.08 compared to the prior year’s first quarter
  Pro-forma 12 week order rates increase 14 percent over same period a year ago
  Second quarter 2015 guidance: Sales expected to decrease in the range of down 5 percent to down 1 percent, inclusive of a negative 7 percent impact related to unfavorable currency translation, compared to same period a year ago; GAAP Diluted EPS in the range of $0.80 to $0.90
  Company targets high single digit full year organic sales growth on current order strength and robust customer project activity

WESTLAKE, Ohio--(BUSINESS WIRE)--February 24, 2015--Nordson Corporation (Nasdaq: NDSN) today reported results for the first quarter of fiscal year 2015. For the quarter ending January 31, 2015, sales were $379 million, a 5 percent increase over the prior year’s first quarter sales. This sales improvement included an 8 percent increase in organic volume, a 3 percent increase related to the first year effect of acquisitions, and a negative 5 percent impact related to the unfavorable effects of currency translation. Operating profit for the quarter was $63 million, net income was $43 million, and first quarter diluted earnings per share were $0.69. Prior year first quarter sales, operating profit, net income and diluted earnings per share were $359 million, $54 million, $35 million and $0.54, respectively. Free cash flow before dividends in the quarter was $9 million. A reconciliation of GAAP diluted EPS to normalized amounts and a calculation of free cash flow are included in the attached tables.

“Nordson’s global team delivered excellent first quarter results highlighted by 8 percent organic sales volume growth over the same period a year ago,” said Nordson President and Chief Executive Officer Michael F. Hilton. “This organic growth included the majority of our product lines and geographies. Operating margin in the quarter improved by 2 percentage points compared to the prior year, and diluted EPS grew by 28 percent over the prior year, more than five times the rate of the strong top line growth we generated. Currency exchange rates negatively impacted Nordson in the quarter, as revenue and earnings per share would have been $18 million and $0.08 higher, respectively, on a year-over-year basis in constant currency, and operating margin for the quarter would have been a percentage point higher than reported. We continued our balanced approach to capital deployment in the quarter by distributing approximately $14 million in dividends and investing approximately $71 million for the repurchase of shares. Throughout the quarter, we continued to focus on delivering the best customer experience in the industries we serve and driving continuous improvement throughout the organization via the Nordson Business System.”

First Quarter Segment Results

Sales volume in the Adhesive Dispensing Systems segment decreased by less than 1 percent compared to the same period a year ago. “Solid organic growth in product lines serving disposable hygiene, general product assembly, rigid packaging and plastic injection end markets was offset by softness in products lines serving plastic extrusion, pelletizing and compounding end markets,” said Hilton. Segment operating margin was 22 percent.

Sales volume in the Advanced Technology Systems segment increased 38 percent compared to the first quarter a year ago, inclusive of 29 percent organic growth and the remainder from the first year effect of acquisitions. “Growth was strongest in our automated dispensing product lines serving mobile device, advanced semiconductor packaging, and other niche electronic end markets,” said Hilton. “Demand also was robust for semi-automated dispensing systems and fluid management components serving electronics, general industrial assembly, and medical end markets.” Segment operating margin was 20 percent in the quarter, an improvement of 9 percentage points over the previous year, reflecting strong operating leverage on the increased volume.

Sales volume in the Industrial Coating Systems segment increased 4 percent compared to the first quarter a year ago. “The growth was led by demand for cold material dispensing equipment for automotive end markets and powder coating equipment for a variety of durable goods end markets,” said Hilton. Operating margin in the quarter was 7 percent, reflecting the seasonally lower first quarter volume typical of this segment and a higher mix of engineered systems revenue compared to the same period a year ago.

Detailed results by operating segment and geography are included in the accompanying tables.

Order Rates and Backlog

Order rates for the 12-week period ending February 15, 2015, measured in constant currency, increased 14 percent over the same period a year ago. Order rates by segment and geography are provided in the accompanying financial tables, with pro-forma growth in order rates calculated as though fiscal year 2014 acquisitions were owned in both years.

Backlog for the quarter ended January 31, 2015 was approximately $230 million, an increase of 8 percent compared to the same quarter a year ago, and inclusive of 6 percent organic growth and 2 percent growth due to acquisitions. Current backlog increased 8 percent compared to the end of the fourth quarter of fiscal 2014. Backlog amounts are calculated at January 31, 2015 exchange rates.

Outlook

For the second quarter of fiscal year 2015, sales are expected to be in the range of down 5 percent to down 1 percent compared to the second quarter a year ago. This is inclusive of organic growth of down 1 percent to up 3 percent, 3 percent growth from the first year effect of acquisitions, and a negative currency effect of 7 percent based on the current exchange environment. At the midpoint of this sales outlook, operating margin is expected to be approximately 20 percent. GAAP diluted earnings per share are expected to be in the range of $0.80 to $0.90.

“At the midpoint of our second quarter guidance, sequential sales growth would be about 7 percent, and we would expect to leverage this increased volume to deliver higher operating margin as compared to first quarter results,” said Hilton. “On a year over year basis, we expect currency to remain a significant headwind to revenue and earnings growth given current exchange rates. Excluding this currency translation effect, our underlying business remains sound, even in the challenging global macroeconomic environment. Our 12 week order rates are strong at up 14 percent. Organic volume growth at the midpoint of our forecast is expected to be approximately 1 percent, a level below what you might expect given our current backlog and pace of orders. Our current backlog does include orders that are expected to benefit the third quarter. In addition we are optimistic as to our success on various projects that will also benefit the second half of the year. So while we do not offer specific guidance beyond one quarter due to the short lead times of much of our business, we are optimistic that this current order and project momentum will drive double digit organic growth in the back half of this fiscal year, resulting in high single digit organic growth for the full year.

“Our longer term prospects remain robust in general. We remain committed to innovation, and our customers continue to respond to our steady stream of differentiated new products. We continue to believe in the strong growth opportunities afforded by our diverse end markets. Food and beverage packaging, disposable hygiene, medical fluid management, electronics, and other general industrial and assembly markets continue to have excellent prospects for growth, especially in emerging geographies where Nordson is well positioned. Our global team is well prepared to capture these opportunities, and we continue to operate from a mindset of continuous improvement worldwide.”

Nordson will broadcast its first quarter conference call on the investor relations page of its Web site, www.nordson.com/investors, on Wednesday, February 25, 2015 at 8:30 a.m. eastern time. For persons unable to listen to the live broadcast, a replay will be available for 14 days after the event. Information about Nordson’s investor relations and shareholder services is available from James R. Jaye, Director of Communications & Investor Relations at (440) 414-5639 or Jim.Jaye@nordson.com.

Except for historical information and comparisons contained herein, statements included in this release may constitute “forward-looking statements,” as defined by the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors, as discussed in the company’s filing with the Securities and Exchange Commission that could cause actual results to differ.

Nordson engineers, manufactures and markets differentiated products and systems used to dispense, apply and control adhesives, coatings, polymers, sealants, biomaterials, and other fluids; to test and inspect for quality; and to treat and cure surfaces. These products are supported with extensive application expertise and direct global sales and service. We serve a wide variety of consumer non-durable, consumer durable and technology end markets including packaging, nonwovens, electronics, medical, appliances, energy, transportation, building and construction, and general product assembly and finishing. Founded in 1954 and headquartered in Westlake, Ohio, the company has operations and support offices in more than 30 countries. Visit Nordson on the web at www.nordson.com, @Nordson_Corp or www.facebook.com/nordson.

NORDSON CORPORATION
FINANCIAL HIGHLIGHTS
(Dollars in thousands except for per-share amounts)

FIRST QUARTER PERIOD
Period Ending January 31, 2015
(Unaudited)

CONSOLIDATED STATEMENT OF INCOME
	First Quarter
	2015	2014

Net sales	$379,008	$359,420
Cost of sales	170,287	164,638
Selling & administrative expenses	145,903	140,923

Operating profit	62,818	53,859

Interest expense - net	(4,003)	(3,463)
Other income (expense) - net	(102)	(209)

Income before income taxes	58,713	50,187
Income taxes	15,828	15,307

Net Income	$42,885	$34,880

Return on sales	11%	10%
Return on average shareholders' equity	20%	16%

Average common shares outstanding (000's)	62,008	64,221
Average common shares and common share equivalents (000's)	62,536	64,860

Per share:

Basic earnings	$.69	$.54
Diluted earnings	$.69	$.54

Dividends paid	$.22	$.18

Total dividends	$13,635	$11,561

NORDSON CORPORATION
FINANCIAL HIGHLIGHTS
(Dollars in thousands except for per-share amounts)

FIRST QUARTER PERIOD
Period Ending January 31, 2015
(Unaudited)

CONSOLIDATED BALANCE SHEET
	January 31	October 31
	2015	2014

Cash and marketable securities	$40,926	$42,314
Receivables	348,316	365,844
Inventories	212,610	210,871
Other current assets	55,794	53,654
Total current assets	657,646	672,683

Property, plant & equipment	229,669	224,439
Other assets	1,354,386	1,383,008
	$2,241,701	$2,280,130

Notes payable and debt due within one year	$174,170	$116,932
Accounts payable and accrued liabilities	214,010	253,936
Total current liabilities	388,180	370,868

Long-term debt	699,132	682,868
Other liabilities	316,488	321,597
Total shareholders' equity	837,901	904,797
	$2,241,701	$2,280,130

Other information:

Employees	5,978	5,966

Common shares outstanding (000's)	61,584	62,435

NORDSON CORPORATION
FINANCIAL HIGHLIGHTS
(Dollars in thousands)

FIRST QUARTER PERIOD
Period Ending January 31, 2015
(Unaudited)

	First Quarter		% Growth over 2014
SALES BY BUSINESS SEGMENT	2015	2014	Volume	Currency	Total

Adhesive dispensing systems	$194,213	$209,471	-0.7%	-6.6%	-7.3%
Advanced technology systems	132,218	97,541	38.4%	-2.8%	35.6%
Industrial coating systems	52,577	52,408	3.9%	-3.6%	0.3%

Total sales by business segment	$379,008	$359,420	10.5%	-5.1%	5.4%

	First Quarter
OPERATING PROFIT BY BUSINESS SEGMENT	2015	2014

Adhesive dispensing systems	$43,327	$47,920
Advanced technology systems	26,818	10,378
Industrial coating systems	3,764	4,956
Corporate	(11,091)	(9,395)

Total operating profit by business segment	$62,818	$53,859

	First Quarter		% Growth over 2014
SALES BY GEOGRAPHIC REGION	2015	2014	Volume	Currency	Total

United States	$122,824	$115,506	6.3%	-	6.3%
Americas	28,268	27,265	8.9%	-5.2%	3.7%
Europe	108,566	116,475	3.6%	-10.4%	-6.8%
Japan	21,533	26,245	-6.3%	-11.7%	-18.0%
Asia Pacific	97,817	73,929	34.8%	-2.5%	32.3%

Total Sales by Geographic Region	$379,008	$359,420	10.5%	-5.1%	5.4%

	First Quarter
FREE CASH FLOW BEFORE DIVIDENDS	2015	2014

Net income	$42,885	$34,880
Depreciation and amortization	15,984	14,488
Other non-cash charges	6,865	5,673
Changes in operating assets and liabilities	(39,822)	(7,354)
Net cash provided by operating activities	25,912	47,687

Additions to property, plant and equipment	(16,821)	(7,891)
Proceeds from the sale of property, plant and equipment	275	13

Free cash flow before dividends	$9,366	$39,809

NORDSON CORPORATION
ORDER RATES FOR 12-WEEK PERIOD ENDING FEBRUARY 15, 2015
CHANGE FROM PRIOR YEAR

BUSINESS SEGMENT	% CHANGE	GEOGRAPHY	% CHANGE

Adhesive dispensing systems	6%	United States	12%
Advanced technology systems	18%	Americas	9%
Industrial coating systems	39%	Europe	-1%
		Japan	5%
Total	14%	Asia Pacific	46%

		Total	14%

Notes:
1. Numbers in this table are unaudited and exclude the effects of currency movements.
2. Pro-forma changes in order rates were calculated as though 2014 acquisitions were owned in both years.

NORDSON CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

FIRST QUARTER PERIOD
Period Ending January 31, 2015
(Unaudited)

EARNINGS PER SHARE
	First Quarter
	2015	2014

Diluted EPS as reported (U.S. GAAP)	$0.69	$0.54
Short-term inventory purchase accounting adjustments	0.01	0.02
Pension settlement expense	0.02	-
Discrete tax items	(0.03)	-

Diluted EPS as adjusted (Non-GAAP)	$0.69	$0.56

Adjusted EPS and operating margin are not measurements of financial performance under GAAP, and should not be considered as alternatives to EPS and operating margin determined in accordance with GAAP. Management believes that EPS and operating margin as adjusted to exclude the items in the tables above assist in understanding the results of Nordson Corporation. Our calculations of these non-GAAP measures may not be comparable to the calculations of similarly titled measures reported by other companies.

CONTACT:
Nordson Corporation
James R. Jaye, Director, Communications & Investor Relations, 440-414-5639
Jim.Jaye@nordson.com